Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:

Frank J.M. ten Brink at (847) 607-2012

STERICYCLE, INC. COMPLETES ACQUISITION OF
HEALTHCARE WASTE SOLUTIONS, INC.

Lake Forest, Illinois, April 18, 2011—Stericycle, Inc. (NASDAQ:SRCL) announced today that it had completed its pending acquisition of Healthcare Waste Solutions, Inc. (“HWS”) following an agreement with the U.S. Department of Justice and the State of New York providing clearance for the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

We acquired HWS, a portfolio company of Altaris Capital Partners, LLC, by a cash merger in which HWS became a wholly-owned subsidiary of ours. HWS will add approximately $45 million in annualized revenues. We anticipate that it will take the remainder of 2011 to fully integrate the HWS acquisition. We anticipate that the fully integrated acquisition will be accretive in 2012 by approximately $0.04 per share prior to any transaction and transition expenses.

Prior to closing, we and HWS agreed to reduce the total merger consideration payable by us in cash from $245.0 million to $237.0 million, subject to the various adjustments, including a reduction for HWS’s indebtedness as of the closing date, provided for in the merger agreement.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.